FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS SECOND QUARTER SALES
AND INCREASES 2013 GUIDANCE

New York, New York, July 23, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that, for the three months ended June 30, 2013, net sales of the Company's ongoing brands (excluding Burberry brand sales) increased 17% to $96.8 million, as compared to $82.7 million for the corresponding period of the prior year, with strong growth in both its European and U.S.-based operations.  Burberry brand sales amounted to $20.6 million for the second quarter of 2013 and represented the sale of inventory to Burberry and some authorized sell-off of remaining Burberry finished goods generating minimal margins.  When the contribution of Burberry sales is included, consolidated sales for the 2013 second quarter were $117.5 million, down 19.3% compared to $145.6 million in the 2012 second quarter.  At comparable foreign currency exchange rates, net sales for the second quarter were down 20.6%.  Inter Parfums plans to issue results for the second quarter of 2013 on or about August 7, 2013.

	Three months ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
	($ in millions)

European-based product sales	$92.7	$125.6	-26.2%	$287.8	$270.8	6.3%
United States-based product sales..	24.8	20.0	24.4%	43.5	40.1	8.3%
	$117.5	$145.6	-19.3%	$331.3	$310.9	6.6%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "Excluding Burberry sales from both the current and prior year's second quarter, European-based product sales increased 15.0% to $72.0 million in the current period versus $62.8 million in last year's second quarter.  Our major ongoing brands continued to exhibit solid growth in the second quarter.  Once again, Jimmy Choo delivered an impressive performance, posting sales growth of more than 40% compared to the prior year period, driven by increasing momentum for Flash, a new women's scent which we launched in January.  Montblanc sales rose more than 20% compared to the second quarter of 2012 propelled by the ongoing success of Legend fragrances.  The spring launch of Lanvin Me and the continued growth of Eclat d'Arpège combined to boost Lanvin sales by over 14% versus the prior year period.  Van Cleef & Arpels sales rose modestly during the second quarter, boosted by the recent launch of RÊVE."

Regarding our U.S.-based operations, Mr. Madar noted, "Sales benefited from strong consumer demand and expanded retail distribution for Anna Sui fragrances, and we expect this brand to gain energy following the launch of La Vie de Bohème during the third quarter.  Additionally, in April 2013, our U.S.-based operations took over the manufacture and distribution of legacy Alfred Dunhill fragrances which provided an incremental contribution to second quarter 2013 growth for our U.S. business."

Raises 2013 Guidance

Based upon the strong first half performance of its ongoing brands and expectations for the remainder of the year, the Company is raising its 2013 guidance and currently expects net sales to reach approximately $525 million resulting in net income attributable to Inter Parfums, Inc. of approximately $1.14 per diluted share. Previous guidance called for net sales of $510 million with resulting net income attributable to Inter Parfums, Inc. in the range of $1.10 and $1.12 per diluted share.  As noted in the Company's report of first quarter results, profitability has well exceeded our initial targets.  As such, for the remainder of the year, we plan to invest heavily in promotion and advertising to bolster support for the Repetto and Boucheron launches, and the continued worldwide development of the Lanvin, Jimmy Choo and Montblanc brands.  Our investments in these brands are expected to yield accelerated sales growth for Inter Parfums, Inc. in the coming years.  Guidance assumes the dollar remains at current levels.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Jimmy Choo, Montblanc, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Alfred Dunhill, Shanghai Tang, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, and Nine West.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212)836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com